UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐  Soliciting Material under Rule 14a-12

Palatin Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

June 18, 2021

Dear Stockholder,

I write to ask for your support on Proposal 3, an increase in authorized common stock. This proposal was adjourned from our Annual Meeting until July 8 at 9:00 a.m. Eastern Daylight Time to provide shareholders with adequate time to review and consider the impact of not approving an increase in our authorized common stock. Our Board of Directors believe it is in the best interests of our shareholders to approve Proposal 3.

●
We asked shareholders to approve an increase in our authorized common stock from 300M to 400M shares. We currently have less than 10% of authorized stock available.
●
We have no current plans to initiate an equity offering or otherwise issue any of the additional shares of authorized common stock being requested, even if Proposal 3 passes.
●
The increase is about future flexibility. We need to have access to capital to ensure we have sufficient funds to advance our development programs and execute on our business plan and take advantage of any strategic opportunities that may arise, all of which that could result in an increase to shareholder value.
●
Both of the leading independent shareholder voting advisory groups (ISS and Glass Lewis) have recommended that shareholders vote FOR Proposal 3.
●
If there is not an increase in our authorized common stock, and we decide that it is in the best interests of our shareholders to conduct a financing in the future, we will have to utilize other fund-raising mechanisms that do not involve our common stock, such as a preferred share offering, a convertible note offering, or a venture debt facility. These “non-common stock” financings would likely disadvantage our common stock shareholders.

Dr. Carl Spana, Palatin’s CEO, and I are very excited about our pipeline portfolio. Significant milestones and inflection points over the next several quarters include:

●
A Phase 3 clinical study of PL9643 in patients with dry eye disease is planned for the second half of calendar year 2021, with data readout potentially in the first half of calendar year 2022.
●
A Phase 2 clinical study with an oral formulation of PL8177 in ulcerative colitis patients is planned for the second half of calendar year 2021, with data readout potentially mid-calendar year 2022.
●
Regarding Vyleesi®, the quarter ended March 31, 2021, reflected significant increases across several metrics: gross product sales increased 89%, net revenue increased 154%, and prescriptions increased 24%, over the prior quarter ended December 31, 2020. Our objective is to continue to show brand growth and license commercial rights for the U.S. and other regions around the globe.

We value your investment in Palatin and hope that you remain a long-term shareholder and supporter. Carl and I are happy to discuss these developments and Proposal 3 at your convenience. Please do not hesitate to contact me via email at swills@palatin.com or on my cell phone (267) 397-6916 or Carl via email at cspana@palatin.com or cell phone (914) 484-6220.

Sincerely,

Stephen T. Wills, CPA/MST
CFO/COO, Palatin Technologies, Inc.

  4-B Cedar Brook Drive, Cedar Brook Corporate Center, Cranbury, NJ 08512 | 609-495-2200 | palatin.com